                          CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                           SAN JOSE, CALIFORNIA 95134

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 1, 1999

                               ----------------

TO THE STOCKHOLDERS OF
CADENCE DESIGN SYSTEMS, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on July 1, 1999, at 10:00 a.m. local time at 2655 Seely Avenue, San Jose, California 95134 for the following purposes:

  1. To elect directors to serve for the ensuing year and until their successors are elected.

  2. To approve an amendment to the 1995 Directors Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

  3. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

  4. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending January 1, 2000.

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on May 21, 1999, as the Record Date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          R.L. Smith McKeithen
                                          SECRETARY

San Jose, California
May 25, 1999

   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         CADENCE DESIGN SYSTEMS, INC.
                               2655 SEELY AVENUE
                          SAN JOSE, CALIFORNIA 95134

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 1, 1999

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

   The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on July 1, 1999, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2655 Seely Avenue, San Jose, California 95134. The Company intends to mail this proxy statement and accompanying proxy card on or about May 25, 1999, to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

   Only holders of record of Common Stock at the close of business on May 21, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 21, 1999, the Company had approximately 228,174,633 shares of Common Stock outstanding and entitled to vote.

   Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the Record Date is required for a quorum at the Annual Meeting.

   All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved by a majority of the shares represented in person or by proxy and entitled to vote.

REVOCABILITY OF PROXIES

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal executive office, 2655 Seely Avenue, San Jose, California 95134, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

   The Nominating Committee of the Board of Directors has recommended and the Board of Directors (the "Board") has nominated the eight nominees named below for election to the eight positions on the Board presently authorized pursuant to the Company's Bylaws, as amended (the "Bylaws"). Each director elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all of the directors having been elected by the stockholders, with the exception of Mr. Siboni, who was appointed by the Board on November 9, 1998 and commenced service on January 1, 1999.

   Shares represented by executed proxies will be voted FOR the election of the eight nominees named below, if authority to do so is not withheld. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee named by the Company. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

   The names of the nominees, and certain information about them (including their term of service), are set forth below:

            Name of Nominee            Age   Principal Occupation     Director Since
            ---------------            ---   --------------------     --------------
 Carol A. Bartz.......................  50 Chief Executive Officer         1994
                                            and Chairman, Autodesk,
                                            Inc.
 H. Raymond Bingham...................  53 President and Chief             1997
                                            Executive Officer of
                                            the Company
 Dr. Leonard Y.W. Liu.................  57 Chairman, Chief                 1989
                                            Executive Officer and
                                            President, Walker
                                            Interactive Systems,
                                            Inc.
 Donald L. Lucas......................  69 Chairman of the Board of        1988
                                            the Company and Private
                                            Venture Capital
                                            Investor
 Dr. Alberto Sangiovanni-Vincentelli..  51 Professor of Electrical         1992
                                            Engineering and
                                            Computer Sciences,
                                            University of
                                            California, Berkeley
 George M. Scalise....................  64 President, Semiconductor        1989
                                            Industry Association
 Dr. John B. Shoven...................  51 Charles R. Schwab               1992
                                            Professor of Economics,
                                            Stanford University
 Roger S. Siboni......................  44 President and Chief             1999
                                            Executive Officer,
                                            Epiphany, Inc.

   CAROL A. BARTZ has served as a director of the Company since 1994. Ms. Bartz has served as Chief Executive Officer and Chairman of the Board of Autodesk, Inc., a personal computer software company and supplier of design software, since 1996, serving as its President from May 1992 to September 1996. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., a manufacturer of UNIX-based professional workstations and compatible software, including Vice President of Worldwide Field Operations from July 1990 to April 1992. Ms. Bartz serves as a director of AirTouch Communications, Network Appliance, Inc., Cisco Systems, Inc. and BEA Systems, Inc.

   H. RAYMOND BINGHAM was named President and Chief Executive Officer of the Company in May 1999. Prior to that, he served as Executive Vice President and Chief Financial Officer of the Company since 1993. Mr. Bingham has been a director of the Company since November 1997. Prior to joining the Company,

Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels, for eight years. Mr. Bingham is a director of Sunstone Hotel Investors, Inc., Legato Systems, Inc., Onyx Software Corporation and Integrated Measurement Systems, Inc.

   DR. LEONARD Y.W. LIU has served as a director of the Company since 1989. Dr. Liu has served as Chairman, President and Chief Executive Officer of Walker Interactive Systems, Inc., a high-end financial software company, since 1995. From 1993 until 1995, Dr. Liu served as Chief Operating Officer of the Company. Before joining the Company in 1993, Dr. Liu was Chairman and Chief Executive Officer of Acer America Corporation and President of Acer Group, a personal computer manufacturer, from 1989 until 1992. Dr. Liu serves as a director of Advanced Semiconductor Engineering, Inc.

   DONALD L. LUCAS has served as Chairman of the Board of the Company since 1988. Mr. Lucas served as Chairman of the Board and a director of SDA Systems, Inc., a predecessor of the Company, from its inception in 1983 until 1987. Mr. Lucas has been a private venture capital investor since 1960. Mr. Lucas serves as a director of Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Transcend Services, Inc. and Tricord Systems, Incorporated.

   DR. ALBERTO SANGIOVANNI-VINCENTELLI has served as a director of the Company since 1992 and has served as a consultant to the Company (or one of its predecessor corporations) since 1983. Dr. Sangiovanni-Vincentelli has been Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1976.

   GEORGE M. SCALISE has served as a director of the Company since 1989. Mr. Scalise has served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, since June 1997. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc., a personal computer company, from March 1996 to May 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation, a semiconductor manufacturing company, from 1991 to 1996. Mr. Scalise serves as a director of Network Equipment Technologies, Inc.

   DR. JOHN B. SHOVEN has served as a director of the Company since 1992. Dr. Shoven is currently the Charles R. Schwab Professor of Economics at Stanford University. He has been at Stanford University since 1973. Dr. Shoven served as Chairman of the Economics Department from 1986 to 1989. Dr. Shoven has also served as Director of the Center for Economics Policy Research from 1989 to 1993 and as Dean of the School of Humanities and Science from 1993 to 1998.

   ROGER S. SIBONI has served as a director of the Company since January 1, 1999. Mr. Siboni has served as President and Chief Executive Officer of Epiphany Inc., a software company which provides web-based enterprise relationship management solutions since May 1997. Prior to joining Epiphany, Mr. Siboni spent more than twenty years at KPMG Peat Marwick LLP (a worldwide accounting and consulting organization), most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni serves as a director of FileNet, Inc., Macromedia, Inc., and the Walter A. Haas School of Business at the University of California at Berkeley.

BOARD COMMITTEES AND MEETINGS

   During the fiscal year ended January 2, 1999 (the "Fiscal Year"), the Board held seven meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Venture Committee.

   The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the Company's financial statements; reviews financial and auditing issues of the Company; recommends to the Board the independent auditors to be retained by the Company; receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls and makes recommendations on the foregoing to the Board. During the Fiscal Year, the Audit Committee met four times and was composed of three non-employee directors, Dr. Shoven and Messrs. Lucas and Scalise. Effective May 5, 1999, Mr. Siboni replaced Mr. Scalise as a non-employee member of the Audit Committee.

   The Compensation Committee reviews and approves the general compensation plans of the Company, including the Company's stock option, stock purchase and bonus plans, and determines specific compensation matters, including salaries, bonuses, stock options and incentive compensation, for the Chief Executive Officer and all executives who report directly to the Chief Executive Officer. The Compensation Committee also performs such other functions regarding compensation as the Board may delegate. During the Fiscal Year, the Compensation Committee met two times and was composed of two non-employee directors, Dr. Shoven and Mr. Lucas. Effective May 5, 1999, Mr. Scalise replaced Mr. Lucas as a member of the Compensation Committee.

   The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board of Directors and nominates specific individuals to be elected as officers of the Company by the Board of Directors. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee met two times during the Fiscal Year, and was composed of three directors, Mr. Lucas, Dr. Sangiovanni-Vincentelli and Mr. Harding. Effective May 5, 1999, the Nominating Committee is composed of Drs. Sangiovanni-Vincentelli and Shoven and Messrs. Lucas and Bingham.

   The Venture Committee advises the Board and acts on behalf of the Company in monitoring the Company's investment in Telos Venture Partners, L.P. The Venture Committee is composed of two directors, Messrs. Lucas and Bingham. It met four times during the Fiscal Year.

   During the Fiscal Year, each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, that were held during the period for which he or she was a director or committee member, respectively.

                                  PROPOSAL 2
 APPROVAL OF AN AMENDMENT TO THE 1995 DIRECTORS STOCK OPTION PLAN, AS AMENDED

   The 1995 Directors Stock Option Plan, as amended (the "Directors Plan"), was adopted by the Board of Directors and approved by the shareholders in 1996. As approved at that time, the aggregate number of shares of Common Stock that can be issued under the Directors Plan may not exceed 1,350,000. As of May 21, 1999, 178,125 shares remained available for future grants under the Directors Plan.

   On May 5, 1999, the Board of Directors approved, subject to stockholder ratification, certain amendments to the Directors Plan to increase the aggregate number of shares of Common Stock that can be issued under the Directors Plan by 200,000 shares in each of the next three calendar years (i.e., 2000, 2001 and 2002) and to amend the definition of "change in control" and clarify the treatment of options upon a change in control. The amendments also restrict the transferability of stock options pursuant to qualified domestic relations orders, and remove a limitation on the frequency of amendments to the plan that is no longer required under SEC rules. The Board of Directors of the Company recommends a vote FOR approval of the amendments to the Directors Plan. The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote is required to approve the amendments. Unless marked to the contrary, proxies received will be voted FOR approval of the amendments to the Directors Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

   The following summary of the main features of the Directors Plan is qualified in its entirety by the complete text of the Directors Plan, which is set out as an exhibit to this Proxy Statement.

GENERAL

   The Directors Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

PURPOSE

   The purpose of the Directors Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

   The Directors Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

   The Board of Directors is authorized to delegate administration of the Directors Plan to a committee of not less than two members of the Board. The Board of Directors has not delegated administration of the Directors Plan to any committee of the Board of Directors.

ELIGIBILITY

   The Directors Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Seven of the Company's eight current directors are eligible to participate in the Directors Plan.

TERMS OF OPTIONS

   Each option under the Directors Plan is subject to the following terms and conditions:

   Non-Discretionary Grants. Option grants under the Directors Plan are non-discretionary. Each person who is first elected to be a Non-Employee Director is automatically granted an option to purchase the number of shares of Common Stock of the Company equal to 5,625 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first April 1 occurring after the date on which such person begins serving as a director of the Company. On April 1 of each year, each Non-Employee Director is automatically granted an option to purchase 22,500 shares of Common Stock of the Company. On each April 1, a Non-Employee Director may also be granted an option to purchase 11,250 shares of Common Stock of the Company if on such date the Non-Employee Director is also serving as the chairman of one Committee of the Board and is a member of at least one additional committee of the Board (but is not serving as the Chairman of the Board). On each April 1, a Non-Employee Director serving as the Chairman of the Board also is automatically granted an option to purchase 22,500 shares of Common Stock of the Company.

   Each Non-Employee Director who is a member of the Venture Committee of the Board is automatically granted an option to purchase 33,750 shares of Common Stock of the Company on the date of his or her initial selection to serve on the Venture Committee of the Board. The Non- Employee Director who is serving as the Chairman of the Venture Committee of the Board is on the date of his or her initial selection to serve as the Chairman of the Venture Committee of the Board granted an additional option to purchase 33,750 shares of Common Stock of the Company. Prior to January 30, 1998, the Directors Plan provided that a Non-Employee Director who completed five years of service as the Chairman of the Board would automatically receive a one-time option to purchase 135,000 shares of Common Stock of the Company; effective January 30, 1998, the number of shares that in the future may be subject to such a one-time option grant was reduced to 101,250 shares.

   As of May 21, 1999, options to purchase a total of 1,141,875 shares have been granted to the current Non-Employee Directors under the Directors Plan, comprising options to purchase the following numbers of shares: Ms. Bartz, 97,500 shares; Dr. Liu, 157,500 shares; Mr. Lucas, 382,500 shares; Dr. Sangiovanni-Vincentelli,

97,500; Mr. Scalise, 142,500 shares; Dr. Shoven, 236,250 shares; and Mr. Siboni, 28,125 shares. No options have been granted under the Directors Plan to any executive officer of the Company (including any of the Named Executive Officers appearing in the Summary Compensation Table below), to any associate of any director, executive officer or nominee of the Company, or to any Company employee or other individual.

   Option Exercise. Options granted to a Non-Employee Director under the Directors Plan generally become exercisable in full on the first March 31 following the grant of such option; except, however, that an option granted to a Non-Employee Director for performing services as a member of (or Chairman of) the Venture Committee of the Board, or as the Chairman of the Board, becomes exercisable in installments over a period of 3 years from the date of grant (at the rate of 1/3 of the total number of shares subject to such option upon the first anniversary of the date of grant and subsequently at the rate of 1/36 of the total number of shares subject to the option each month thereafter). In all cases, vesting is conditioned upon continued service from the date of grant and during each vesting period by each Non-Employee Director in the same capacity which entitled him or her to the grant of such option.

   Exercise Price; Payment. The exercise price of options granted under the Directors Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted. For this purpose, the fair market value of the Common Stock is the average of the closing price for the Common Stock for each of the last twenty trading days prior to the date of grant. On May 14, 1999, the closing price of the Common Stock was $12.125 per share. The exercise price of options granted under the Directors Plan must be paid at the time of exercise in cash, in shares of Common Stock of the Company, by tender of a full recourse promissory note, from the proceeds of a "same day sale" program in which a Non-Employee Director is eligible to participate, or a combination of the methods.

   Transferability; Term. Under the Directors Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. No option granted under the Directors Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

   Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

   If there is any change in the stock subject to the Directors Plan or subject to any option granted under the Directors Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction), the Directors Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Directors Plan and the class, number of shares and price per share of stock subject to outstanding options. In connection with certain change in control events, the vesting of all options outstanding under the Directors Plan accelerates immediately prior to such event, and after such event terminate if not exercised within the periods specified in the Directors Plan. The amendments to the Directors Plan clarify the operation of this provision in situations when the Board does not specify the exact timing of the acceleration and termination of options. The amendments also define the events which cause such acceleration and termination to be: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) certain mergers or consolidations in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the voting power of the securities of the surviving corporation; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors; and (v) the individuals who, as of the date immediately following the Company's 1999 Annual Meeting of Stockholders, are members of the Board (the "Incumbent Board"), ceasing for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board other than to avoid or settle a proxy contest, such new director shall be considered as a member of the Incumbent Board. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

   The Board of Directors may amend, suspend or terminate the Directors Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Directors Plan; (ii) modify the requirements as to eligibility for participation in the Directors Plan (to the extent such modification requires stockholder approval in order for the Directors Plan to comply with the requirements of Rule 16b-3); or (iii) modify the Directors Plan in any other way if such modification requires stockholder approval in order for the Directors Plan to meet the requirements of Rule 16b-
3. Unless sooner terminated, the Directors Plan shall terminate on the date that all of the shares of the Company's Common Stock reserved for issuance under the Directors Plan have been issued.

CERTAIN FEDERAL INCOME TAX INFORMATION

   Stock options granted under the Directors Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

   The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

   There are no tax consequences to the optionee or the Company by reason of the grant of a stock option under the Directors Plan. Upon exercise of the stock option, the optionee generally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price, and the Company will be entitled to a deduction in the same amount. Upon disposition of the stock acquired upon exercise of a stock option, the optionee generally will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid to exercise the stock option plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether or not the stock was held for more than one year. A director's disposition of stock acquired upon exercise of a stock option has no tax consequences to the Company.

                                  PROPOSAL 3
         APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

   In January 1990 the Board adopted, and the stockholders subsequently approved, the Company's Employee Stock Purchase Plan (the "Employee Plan"). Subsequent amendments approved by the Board and stockholders increased the aggregate number of shares of Common Stock authorized for issuance under the Employee Plan to 17,500,000 shares. As of May 21, 1999, 3,982,270 shares of Common Stock remained available under the Employee Plan.

   On May 5, 1999, the Board approved certain amendments to the Employee Plan, subject to stockholder ratification, to increase the number of shares of Common Stock authorized for issuance under the Employee Plan to a total of 23,500,000 shares and to clarify the the right of the Board to terminate offerings under the Employee Plan immediately prior to a consolidation or certain types of mergers involving the Company. The Board adopted these amendments in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

   The Board of Directors of the Company recommends a vote FOR approval of the amendments to the Employee Plan. The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the meeting will be required to approve the amendments to the Employee Plan. Unless marked to the contrary, proxies received will be voted FOR approval of the amendments to the Employee Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

   The following summary of the main features of the Employee Plan is qualified in its entirety by the complete text of the Employee Plan, a copy of which may be obtained upon request from the Corporate Secretary of the Company.

PURPOSE

   The purpose of the Employee Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Employee Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 3,900 of the Company's approximately 4,100 employees are eligible to participate in the Employee Plan.

   The rights to purchase Common Stock granted under the Employee Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

   The Board administers the Employee Plan and has the final power to construe and interpret both the Employee Plan and the rights granted under it. The Board has the power, subject to the provisions of the Employee Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of the Company will be eligible to participate in the Employee Plan.

   The Board has the power to delegate administration of the Employee Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Employee Plan to the Compensation Committee of the Board. As used herein with respect to the Employee Plan, the "Board" refers to any committee the Board appoints to administer the Employee Plan as well as to the Board itself.

STOCK SUBJECT TO EMPLOYEE PLAN

   Subject to this Proposal, the Board has reserved an aggregate of 23,500,000 shares of Common Stock for issuance under the Employee Plan. If rights granted under the Employee Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again become available for issuance under the Employee Plan.

OFFERINGS

   The Board implements the Employee Plan by offerings of rights to all eligible employees from time to time. Currently each offering is 24 months long and is divided into four shorter "purchase periods," each approximately six months long. A new offering begins on each August 1 and February 1. However, an eligible employee may not participate in more than one offering at a time. Rights granted under the Employee Plan are not transferable and may be exercised only by the person to whom such rights are granted.

   If on any purchase date during an offering the fair market value of the shares of Common Stock of the Company is less than it was on the offering date for that offering, on the day after such purchase date (i.e., the next February 1 or August 1) that offering shall immediately terminate and the participants in the terminated offering automatically will be enrolled in the new offering commencing that day.

   In addition, if the terms of an offering would, as a result of a change to applicable accounting standards, generate a charge to earnings for the Company, that offering will terminate effective as of the day prior to the date such change to accounting standards would otherwise first apply to the offering, and that date will be the final purchase date for that offering. A new offering will start on a date and on the terms as provided by the Board.

ELIGIBILITY

   Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering if such employee was employed by the Company or the designated affiliate on the 15th day of the month prior to the first day of the offering.

   However, no employee is eligible to participate in the Employee Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may accrue the right to purchase shares under the Employee Plan and any other employee stock purchase plans of the Company and its affiliates at a rate that exceeds $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such right is granted) for each calendar year in which such right is outstanding at any time.

   Rights granted pursuant to any offering under the Employee Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

PARTICIPATION IN THE PLAN

   Eligible employees enroll in the Employee Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of from 2% to 12% of such employees' compensation (as defined for the offering) during the purchase period.

   A participant may terminate payroll deductions and withdraw from a given offering by delivering to the Company a notice of withdrawal from the Employee Plan. The participant may elect such withdrawal at any time up to the 15th day of the last month of a purchase period.

   Upon an employee's withdrawal from an offering, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering.

PURCHASE PRICE

   The purchase price per share at which shares of Common Stock are sold in an offering under the Employee Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the last day of the applicable purchase period.

PURCHASE OF STOCK

   A participant accumulates the purchase price of the shares by payroll deductions over the course of the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. If the Board so provides with respect to a particular offering, an employee who first becomes eligible to participate after the offering starts may enroll as of the date specified during the purchase period. The Company will credit all payroll deductions made for a participant to the participant's account under the Employee Plan and will deposit the payroll deductions with the general funds of the Company. A participant may not make additional payments into such account.

   In connection with offerings made under the Employee Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.

   In addition, if the purchase price of the shares on any purchase date is less than 85% of the fair market value of the shares on the offering date for that offering, then no more than 200% of the number of shares that could have been purchased with the payroll deductions authorized by a participant and actually withheld during that purchase period at a price equal to 85% of the fair market value of the shares on the offering date may be purchased by the participant on that purchase date.

DURATION, AMENDMENT AND TERMINATION

   The Board may suspend or terminate the Employee Plan at any time. Unless terminated earlier, the Employee Plan will terminate at the time that all of the shares subject to the Employee Plan's reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Employee Plan.

   The Board may amend the Employee Plan at any time. Any amendment of the Employee Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Employee Plan, (ii) modify the requirements relating to eligibility for participation in the Employee Plan, or (iii) modify any other provision of the Employee Plan if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act or under any Nasdaq or other securities exchange listing requirements.

   Rights granted before amendment or termination of the Employee Plan will not be altered or impaired by any amendment or termination of the Employee Plan without the consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

   In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Employee Plan or substitute similar rights, or, at the Board's discretion, the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event. The amendments to the Employee Plan clarify that this provision applies in the case of consolidations and reverse mergers. The Board must notify the participants that their rights under the Employee Plan will be fully exercisable for 20 days from the date of such notice (or such other period of time as the Board determines).

FEDERAL INCOME TAX INFORMATION

   Rights granted under the Employee Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

   A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

   If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

   If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

   There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Employee Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                  PROPOSAL 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending January 1, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since 1983. Representatives from Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

   The Board of Directors of the Company recommends a vote FOR ratification of the selection of Arthur Andersen LLP. The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote is required to ratify the selection of Arthur Andersen LLP. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of Arthur Andersen LLP.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 30, 1999 (unless otherwise indicated below) by: (i) all those known by the Company to be beneficial owners of more than five percent of its Common Stock; (ii) each of the executive officers named in the Summary Compensation Table; (iii) each nominee for director; and
(iv) all executive officers and directors of the Company as a group.

                                                     Beneficial Ownership (1)
                                                     --------------------------
                 Beneficial Owner                      Number of      Percent
                 ----------------                       Shares       of Total
                                                       ---------     --------
Massachusetts Financial Services Company
 500 Boyston Street
 Boston, MA 02116(2)...............................      27,570,863      12.12%
Putnam Investment Management, Inc.(3)
 One Post Office Square, 12th Flr.
 Boston, MA 02109..................................      15,547,032       6.83%
The Prudential Insurance Company of America(4)
 751 Broad Street
 Newark, NJ 07102 .................................      11,293,013       4.96%
Jennison Associates LLC
 466 Lexington Avenue
 New York, NY 10017(5).............................      11,199,800       4.92%
H. Raymond Bingham(6)..............................         688,507          *
John F. Olsen (6)..................................         150,412          *
Shane V. Robison(6)................................         148,786          *
John R. Harding (6)(7).............................         764,400          *
Kenton C. Murphy(7)................................               0          *
Carol A. Bartz(6)..................................          80,000          *
Leonard Y.W. Liu, Ph.D.(6).........................         214,651          *
Donald L. Lucas(6)(8)..............................         323,430          *
Alberto Sangiovanni-Vincentelli, PhD.(6)...........         165,413          *
George M. Scalise(6)...............................         167,500          *
John B. Shoven, Ph.D.(6)...........................         287,500          *
Roger S. Siboni....................................               0          *
All executive officers and directors as a group (14
 persons)(6).......................................       3,256,980       1.43%

--------

* Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership of greater than five percent of the Company's outstanding Common Stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of executive officers and directors is as of April 30, 1999. Applicable percentages are based on 227,566,692 shares outstanding on March 31, 1999, adjusted as required by rules promulgated by the SEC.

(2) The Massachusetts Financial Services Company ("MFS") filed with the SEC a
    Schedule 13G dated February 11, 1999, indicating that MFS holds 27,570,863 shares for which it has sole investment power and 27,395,613 shares for which is has sole voting power.

(3) The Company has received a Schedule 13G dated January 1, 1999 and an amended Schedule 13G dated February 4, 1999, indicating that Putnam Investments, Inc. holds 15,547,032 shares for which it has shared investment power and 316,410 shares for which it has shared voting power.

(4) The Company has received a Schedule 13G dated February 1, 1999, indicating that The Prudential Insurance Company of America, holds 868,650 shares for which it has sole voting and investment power, 9,846,063 shares for which it has shared voting power and 10,421,363 shares for which it has shared investment power.

(5) The Company has received a Schedule 13G dated February 11, 1999, indicating that Jennison Associates LLC holds 11,199,800 shares for which it has shared investment power, 2,598,900 shares for which it has sole voting power and 8,025,600 shares for which it has shared voting power.

(6) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: H. Raymond Bingham, 685,932 shares; John F. Olsen, 149,374 shares; Shane V. Robison, 147,029 shares; John R. Harding, 753,470 shares; Carol A. Bartz, 75,000 shares; Leonard Y. W. Liu, Ph.D., 202,500 shares; Donald L. Lucas, 262,500 shares; Alberto Sangiovanni-Vincentelli, Ph.D., 153,454 shares; George M. Scalise, 157,500 shares; John B. Shoven, Ph.D., 277,500 shares; and all executive officers and directors as a group, 3,118,092 shares.

(7) Messrs. Harding and Murphy ceased to serve as executives of the Company in May 1999 and December 1998, respectively.

(8) Includes 60,930 shares held under a trust agreement for the benefit of Mr. Lucas and his wife.

                      DIRECTOR AND EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

   Each non-employee director of the Company, other than the Chairman of the Board, receives an annual retainer of $40,000. Mr. Lucas is paid an annual retainer of $120,000 for his service as Chairman of the Board. In addition to their annual Board retainer, directors are also paid an annual fee of $35,000 for service as Chairman of a Committee of the Board. For the fiscal year ended January 2, 1999, the total cash compensation paid to non-employee directors was $500,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are executive officers of the Company do not receive additional compensation for their service on the Board.

   Each Non-Employee Director of the Company also receives stock option grants under the Directors Plan. A "Non-Employee Director" is defined in the Directors Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate. Only Non-Employee Directors of the Company are eligible to receive options under the Directors Plan.

   Under the Directors Plan, each person who is first elected to be a Non-Employee Director is automatically granted an option to purchase a number of shares of Common Stock equal to 5,625 multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first April 1 occurring after the date on which such person begins serving as a director of the Company. These initial grants vest in full one year following the grant date.

   In addition, on April 1 of each year each Non-Employee Director is automatically granted an option to purchase 22,500 shares of Common Stock of the Company. On each April 1 a Non-Employee Director may also be granted an option to purchase 11,250 shares of Common Stock of the Company if on such date the Non-Employee Director is also serving as the Chairman of one Committee of the Board and is a member of at least one additional committee of the Board (but is not serving as the Chairman of the Board). Also, each April 1 a Non-Employee Director serving as the Chairman of the Board is automatically granted an option to purchase 22,500 shares of Common Stock of the Company. All such additional option grants vest in full one year following the grant date.

   Each Non-Employee Director who is a member of the Venture Committee of the Board is automatically granted an additional option to purchase 33,750 shares of Common Stock of the Company on the date of his or her initial selection to serve on the Venture Committee of the Board. The Non-Employee Director who is serving as the Chairman of the Venture Committee of the Board is on the date of his or her initial selection to serve as the Chairman of the Venture Committee of the Board granted an additional option to purchase 33,750 shares of Common Stock of the Company. Prior to January 30, 1998, the Directors Plan provided that a Non-Employee Director who completed five years of service as the Chairman of the Board would automatically receive a one-time option to purchase 135,000 shares of Common Stock of the Company; effective January 30, 1998, the number of shares that in the future may be subject to such a one-time option grant was reduced to 101,250 shares. All options granted to the Venture Committee and the one-time grant made to the Chairman of the Board vest over three years in equal annual installments.

   As of March 31, 1999, 105,000 options had been exercised under the Directors Plan and 875,625 were outstanding at exercise prices ranging from $8.56 to $34.31 per share.

   Pursuant to a consulting agreement with the Company, Dr. Sangiovanni-Vincentelli was compensated in the amount of $225,000 for consulting services provided to the Company in 1998. Dr. Sangiovanni-Vincentelli's services to the Company consisted of providing technical direction and strategic advice to the Company. Dr. Sangiovanni-Vincentelli has provided consulting services to the Company (or one of its predecessor corporations) since 1983, and is expected to render such services to the Company in 1999.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                  COMPENSATION

   The Compensation Committee (the "Committee") of the Board of Directors is composed of two non-employee directors of the Company. During the last fiscal year, the members of the Committee were Mr. Lucas and Dr. Shoven. Mr. Harding served as President and Chief Executive Officer of the Company until May 1999.

COMPENSATION COMMITTEE POLICY

   The Committee typically establishes base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers of the Company (who report directly to the CEO of the Company) at or about the beginning of each fiscal year. The Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all executive officers of the Company. The Committee administers the equity incentive plans, including the Senior Executive Bonus Plan (the "Bonus Plan") and the Company's Employee Stock Option Plan (the "1987 Plan"). The Committee believes that the compensation of the CEO and the Company's other executive officers should be greatly influenced by the Company's performance. Consistent with this philosophy, a designated portion of the compensation of each executive is contingent upon corporate performance and adjusted where appropriate, based on an executive's performance against personal performance objectives. Long-term equity incentives for executive officers are provided through the granting of stock options under the 1987 Plan. The value of stock options generally can be realized by an executive only if the price of the Company's Common Stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

   The base salaries, incentive compensation and stock option grants of the executive officers are determined in part by the Committee in reliance on the Radford Survey (the "Survey") of the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The compensation of the Company's executive officers was compared to equivalent data in the Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. Practices of such companies with respect to stock option grants were also reviewed and compared.

   The Survey companies selected were intended to match the Company closely in terms of such things as product or industry, geography and revenue levels. A significant percentage of the companies in the Survey base, for instance, had average sales that closely approximate the Company's revenue level. A portion of the companies in the S&P Technology Sector Index, which is used by the Company in preparing the stock price performance graph on page 23, were included in the Survey. The balance of the S&P TS Index companies, however, were too large or of a different business profile, and would have incorrectly increased the market compensation comparisons used to evaluate executive officer salaries. The additional companies in the Survey base were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company, notwithstanding the fact that they are not included in the S&P TS Index.

1998 EXECUTIVE COMPENSATION

   BASE COMPENSATION. The survey information, together with the CEO's recommendation of base salary and target bonus for 1998 for each executive officer other than the CEO, was presented to the Committee in February 1998. The Committee reviewed the recommendations of the CEO and the survey data outlined above and established a base salary level to be effective January 1, 1998 for each executive officer and the CEO (see specific report on CEO compensation below).

   INCENTIVE COMPENSATION. The Bonus Plan is reviewed by the Compensation Committee at the start of each year. As more fully discussed below, the Committee reviewed and approved the 1998 Company performance targets to be used for purposes of bonus determination, which targets were included in the Company's 1998 operating plan as presented to the full Board of Directors. The Committee in its discretion assigns a target bonus to each executive officer, approves Company performance objectives to be used for bonus determination, approves the overall structure and mechanics of the Bonus Plan, and after the end of the year, in its discretion approves individual performance factors for all executive officers. As a general rule, provided that threshold Company performance levels are achieved, the target bonus pool (the sum of participants' target bonuses) and individual target bonuses are adjusted on the basis of the percentage relationship of actual to targeted EPS. In addition, in the Committee's discretion, each executive officer's target bonus is further adjusted to take account of individual performance. In January 1999, the Committee determined bonus awards for 1998 for executive officers covered by the Bonus Plan. Bonuses were determined with reference to the EPS targets and individual performance. The Committee determined that bonuses should be paid to executive officers for all of the annual target bonus, adjusted for individual performance, established in February 1998.

   STOCK OPTIONS. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Committee also grants stock options to executives to provide ongoing incentives. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. The Survey data was also used for general comparison purposes in determining stock option grants to executive officers. The stock options generally become exercisable over a five-year period and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant. In January 1998, after evaluating 1997 performance and compensation levels, the Committee in its discretion granted stock options to three of the Named Executive Officers appearing in the Summary Compensation Table below. In September 1998, the Compensation Committee in its discretion granted stock options to the five Named Executive Officers and to two executive officers who were not Named Executive Officers. Each of the September 1998 option grants to the Named Executive Officers vests on the eight year anniversary of the grant date, although the option exercise period will accelerate and the options become vested on January 1, 2001 in the event that the aggregate performance goal defined by the Company for the eight fiscal quarters ending July 1, 2000 is achieved and the optionee remains an employee or consultant of the Company as of January 1, 2001.

1998 CEO COMPENSATION

   Compensation for the CEO is determined through a process similar to that discussed above for other executive officers of the Company.

   In January 1998, the Committee established a base salary for Mr. Harding which exceeded his 1997 base salary by 40%. The Committee also established at that time a target bonus for Mr. Harding under the Bonus Plan. The 1998 base salary level and target bonus were based upon the Committee's discretionary evaluation of a number of factors, including (i) the Company's EPS objectives for 1998, (ii) individual performance objectives established by the Committee for Mr. Harding for 1998, and (iii) the market compensation survey data discussed above.

   Mr. Harding's base salary, target bonus, EPS goal, and schedule of adjustment to the target bonus for EPS goal for a given fiscal year were established by the Committee within the first 90 days for that fiscal year.

   In January 1999, in accordance with the terms of Mr. Harding's Employment Agreement, the Committee applied the formula in the Bonus Plan and, based upon such formula, determined that Mr. Harding was entitled to the full 1998 bonus specified under the Bonus Plan. The total bonus amount paid to Mr. Harding was $812,490.

   Mr. Harding was awarded a stock option grant on January 23, 1998, for 600,000 shares of the Company's Common Stock and on September 4, 1998 was awarded an option for 400,000 shares of the Company's Common Stock. With respect to both stock option grants, the Compensation Committee, in determining the size of the awards, took into account market data from companies similar to the Company, as well as the number of options previously awarded to Mr. Harding.

      COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

   The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, which limits deductions for certain executive compensation in excess of $1 million in any given year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. The Company believes that it is in the best interests of its stockholders to structure compensation arrangements to achieve deductibility under Section 162(m), except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee believes that all compensation realized in 1998 by the Named Executive Officers is deductible under Section 162(m).

   The foregoing Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended ("1933 Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                           COMPENSATION COMMITTEE
                                           John B. Shoven, Chairman
                                           Donald L. Lucas

SENIOR EXECUTIVE OFFICERS OF THE COMPANY

   The names of the Company's Senior Executive Officers, and certain information about them (including their term of service), are set forth below:

   H. RAYMOND BINGHAM was named President and Chief Executive Officer of the Company in May 1999. Prior to that, he served as Executive Vice President and Chief Financial Officer of the Company since 1993. Mr. Bingham has been a director of the Company since November 1997. Prior to joining the Company, Mr. Bingham was Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels, for eight years. Mr. Bingham is a director of Sunstone Hotel Investors, Inc., Legato Systems, Inc., Onyx Software Corporation and Integrated Measurement Systems, Inc.

   JOHN F. OLSEN was named President of the Company's Design Realization Group and Corporate Development in May 1999. Mr. Olsen joined the Company in May 1994 as Senior Vice President, Field Operations, and in July 1998 became Executive Vice President, Worldwide Field Operations. Prior to joining the Company, Mr. Olsen served as a partner for KPMG Peat Marwick LLP, a public accounting firm, for five years.

   SHANE V. ROBISON was named President of the Company's Design Productivity Group in May 1999. Mr. Robison joined the Company in July 1995 as Senior Vice President, Engineering, and in November 1997 became Executive Vice President, Research and Development. Prior to joining the Company, Mr. Robison served as Vice President and General Manager of the Personal Interactive Electronics Division of Apple Computer, Inc., a personal computer manufacturer, for more than seven years.

           COMPENSATION OF EXECUTIVE OFFICERS SUMMARY OF COMPENSATION

   The following table shows for the fiscal years 1996, 1997 and 1998, compensation awarded or paid to, or earned by, the Company's five most highly compensated executive officers at January 2, 1999, including the Company's Chief Executive Officer (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                              Long Term
                                                             Compensation
                                   Annual Compensation          Awards
                                  --------------------- ----------------------
                                                         Number of Securities      All Other
Name and Principal Position  Year              Bonus($) Underlying Options (#) Compensation(2)($)
---------------------------  ---- Salary(1)($) -------- ---------------------- ------------------
H. Raymond Bingham(3)...     1998   450,000    522,315          700,000               3,200
 President and               1997   312,000    600,000          400,000               8,969
 Chief Executive Officer     1996   300,000    361,000              --                2,250
John Olsen..............     1998   350,000    533,315          500,000               3,200
 President, Design
 Realization                 1997   281,250    660,000          400,000               3,200
 Group and Corporate
 Development                 1996   275,000    397,000           56,250               2,250
Shane V. Robison........     1998   348,654    348,210          200,000               3,200
 President,                  1997   305,769    468,000          400,000               8,969
 Design Productivity
 Group                       1996   300,000    253,000           18,750               2,250
John R. Harding(4)......     1998   700,000    812,490        1,000,000               2,400
 formerly President and      1997   238,898    508,000        1,600,000              11,980
 Chief Executive Officer
Kenton C. Murphy(5)          1998   350,000    348,210          200,000               3,200
 formerly, Executive
 Vice                        1997   275,000    336,000          550,000               3,400
 President Corporate
 Strategy...............     1996   187,500    163,000              --                2,359

--------
(1) Includes amounts deferred pursuant to Section 401(k) of the Code.
(2) Represents Company contributions to 401(k) savings plan for each executive. In 1997, also includes (i) the value of accrued but unused vacation converted into cash in the amount of $5,769 for each of Messrs. Bingham and Robison, and (ii) for Mr. Harding, interest forgiven in the amount of $9,155 connected with a loan assumed (which loan was repaid in full) as part of the Cooper & Chyan Technology, Inc. acquisition.

(3) Mr. Bingham was named President and Chief Executive Officer in May 1999.

(4) Mr. Harding resigned as an executive officer of the Company in May 1999.

(5) Mr. Murphy resigned as an executive officer of the Company in December
    1998.

                       STOCK OPTION GRANTS AND EXERCISES

   During the Fiscal Year, the Company granted options to its executive officers under the 1987 Plan. The following tables show for the Fiscal Year, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                                                                         Potential Realizable Value
                                                                          at Assumed Annual Rates
                                                                        of Stock Price Appreciation
                           Individual Grants                                 for Option Term(1)
                         -----------------------                        ----------------------------
                                      % of Total
                                       Options
                         Number of    Granted to
                         Securities   Employees  Exercise or
                         Underlying   in Fiscal  Base Price  Expiration
          Name            Options        Year       ($/Sh)      Date        10%($)         5%($)
          ----            Granted     ---------- ----------- ---------- -------------- -------------
H. Raymond Bingham......  400,000(2)     3.83       25.125    1/23/08       15,979,500     6,331,500
                          300,000(3)     2.87     22.59375     9/4/08       10,777,218     4,270,218
John Olsen..............  300,000(2)     2.87       25.125    1/23/08       11,984,625     4,748,625
                          200,000(3)     1.91     22.59375     9/4/08        7,184,812     2,846,812
Shane V. Robison........  200,000(3)     1.91     22.59375     9/4/08        7,184,812     2,846,812
John R. Harding.........  600,000(2)     5.74       25.125    1/23/08       23,969,250     9,497,250
                          400,000(3)     3.83     22.59375     9/4/08       14,369,625     5,693,625
Kenton C. Murphy........  200,000(3)     1.91     22.59375     9/4/08        7,184,812     2,846,812

--------
(1) Calculated on the assumption that the market value of the underlying stock increases at the stated values compounded annually for the ten-year term of the option.
(2) These option grants generally vest at the rate of 1/60th of the shares subject to the option each month following the grant date. The options have a ten year term.
(3) This option grant vests on the eight year anniversary of the grant date; provided, however, that the option exercise period shall accelerate and become vested on January 1, 2001 in the event that the aggregate performance goal defined by the Company for the eight fiscal quarters ending July 1, 2000 is achieved and the optionee remains an employee or consultant of the Company as of January 1, 2001. The options have a ten year term.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
                                     VALUES

                                                 Number of Securities  Value of Unexercised
                           Shares               Underlying Unexercised In-the-Money Options
                         Acquired on   Value     Options at 12/31/98       at 12/31/98
                          Exercise    Realized       Exercisable/          Exercisable/
          Name               (#)       ($)(1)      Unexercisable(#)    Unexercisable($)(2)
          ----           ----------- ---------- ---------------------- --------------------
H. Raymond Bingham......   426,000   12,822,766     589,266/893,334    12,341,780/6,798,547
John F. Olsen...........   486,874   12,929,069     158,464/744,480     1,653,310/6,342,278
Shane V. Robison........   375,000    7,537,280      15,363/559,637       303,287/6,804,016
John R. Harding.........   300,000    9,677,534   508,470/2,083,334    3,560,914/13,232,508
Kenton C. Murphy........   150,000    2,917,187     345,833/704,167     4,941,788/7,112,112

--------
(1) Value realized is based upon the fair market value of the Company's Common Stock on the date of exercise less the exercise price and does not necessarily indicate that the optionee sold such stock.
(2) The fair market value of the Company's Common Stock at December 31, 1998 ($28.9375) less the exercise price of the options.

EMPLOYMENT CONTRACTS

   The Company has executive severance agreements (the "Severance Agreements") with each of Messrs. Bingham, Olsen and Robison (the "Executives"). In the event that an Executive's employment with the Company is terminated other than
(i) for "cause" (such as the Executive's gross misconduct, fraud, or material breach of the Executive's contractual obligations to the Company) by the Company, (ii) on account of the permanent disability of the Executive, or (iii) by a voluntary termination by the Executive for other than "good reason" (which term includes an involuntary relocation of more than 50 miles, a reduction in compensation (including base compensation, target bonus and fringe benefits) of more than 10%, or an involuntary demotion), then the Company shall pay to the Executive an amount equal to one year's base salary for the respective Executive at the time of termination in one lump sum payment. The Company shall also pay the Executive's target bonus for the year of termination to the Executive in one lump sum payment. Additionally, all of the unvested options held by the Executive on the date of such termination that would have vested over the succeeding 24 month period shall immediately vest and become exercisable in full. The options shall remain exercisable for the period specified in such options.

   Should a "change of control" in the ownership of the Company occur, then, if an Executive's employment with the Company is terminated other than (i) for "cause," (ii) on account of total disability, or (iii) by a voluntary termination by the Executive for other than "good reason," which covered termination must occur within 13 months after a "change in control," then the Company shall pay to the Executive an amount equal to two years' base salary for the respective Executive at the time of termination in one lump sum payment. The Company shall also pay twice the Executive's target bonus for the year of termination as in effect immediately prior to such termination. Additionally, all of the unvested options held by the Executive on the date of such "change in control" shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options.

   In the event that the severance and other benefits provided to the Executive constitute "parachute payments" subject to federal excise tax, then the Executive's benefits under the "change of control" provisions will be payable either (i) in full, or (ii) as to such lesser amount which would result in no excise tax, whichever amount leaves the Executive with the greatest amount of benefits on an after-tax basis.

   On October 19, 1997, the Company entered into an employment agreement (the "Employment Agreement") with John R. Harding, which superseded an employment agreement with Mr. Harding entered into in 1996. The Employment Agreement provides, among other things, for the employment of Mr. Harding as President and Chief Executive Officer of the Company at an initial base salary of $500,000 per year, and an annual target bonus of not less than $500,000 per year. The Employment Agreement also provides for the grant of a stock option for 600,000 shares of the Company's Common Stock. The option was granted by the Compensation Committee of the Board to Mr. Harding on October 28, 1997. The Employment Agreement also provides for the indemnification of Mr. Harding in accordance with the terms of the indemnity agreement entered into between the Company and Mr. Harding. Additionally, the Employment Agreement provides that Mr. Harding will receive such pension, profit sharing and fringe benefits as the Board of Directors of the Company may, from time to time, determine to provide for the key executives of the Company.

   Under the Employment Agreement, Mr. Harding's employment by the Company terminates immediately upon Mr. Harding's receipt of a written notice of termination by the Company, upon the Company's receipt of written notice of termination by Mr. Harding, or upon Mr. Harding's permanent disability or death. In the event of termination of employment other than (i) for "cause" (such as Mr. Harding's gross misconduct, fraud, or material breach), (ii) on account of the permanent disability of Mr. Harding, or (iii) by a voluntary termination by Mr. Harding for other than "good reason" (which term includes an involuntary demotion, an involuntary reduction in compensation (including base compensation, target bonus and fringe benefits) of more than 10%, or an involuntary relocation of more than 50 miles), the Employment Agreement provides that the Company shall pay an amount equal to one year's base salary at the time of termination to Mr. Harding in one lump sum payment. The Employment Agreement further provides that the Company shall pay a target bonus of not less than $500,000 for the year of termination in one lump sum payment. Additionally, under the terms of the Employment Agreement, all of the unvested options held by Mr. Harding on the date of such termination that would have vested over the succeeding 24 month period shall immediately vest and become exercisable in full. The options shall remain exercisable for the period specified in such options.

   Should a "change of control" in the ownership of the Company occur, then if Mr. Harding's employment with the Company is terminated other than (i) for "cause," (ii) on account of total disability, or (iii) by a voluntary termination by Mr. Harding for other than "good reason," in each case within 13 months after a change in control, then the Employment Agreement provides that the Company shall pay in one lump sum an amount equal to two years' base salary for Mr. Harding at the time of his termination, and shall also pay twice Mr. Harding's target bonus for the year of termination (which annual target bonus shall be no less than $500,000) as in effect immediately prior to such termination. Additionally, the Employment Agreement further provides that all unvested options held by Mr. Harding on the date of such "change in control" shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options.

   In the event that the severance and other benefits provided to Mr. Harding constitute "parachute payments" subject to federal excise tax, then Mr. Harding's benefits under the "change of control" provisions of the Employment Agreement will be payable either (i) in full, or (ii) as to such lesser amount which would result in no excise tax, whichever amount leaves Mr. Harding with the greatest amount of benefits on an after-tax basis.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

   The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1993 for (i) the Company's Common Stock, (ii) the Standards & Poor's 500 Composite Index (the "S&P 500"), and (iii) the Standard & Poor's Technology Sector Index (the "S&P TS"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                                                   Cumulative Total Return
                                              ----------------------------------
                                              12/93 12/94 12/95 12/96 1/98 1/99
                                              ----- ----- ----- ----- ---- -----
Cadence Design Systems, Inc..................  100   177   542   745  965  1,152
S&P 500......................................  100   101   139   171  229    294
S&P Technology Sector........................  100   117   168   238  300    519



--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

   The Company's Bylaws provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by Delaware General Corporation Law. The Company's Bylaws also authorize the Board of Directors of the Company to cause the Company to enter into indemnification contracts with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these provisions of the Company's Bylaws, the Company has entered into indemnity agreements (the "Indemnity Agreements") with each of its directors and each of the Named Executive Officers.

   Each Indemnity Agreement provides, among other things, that the Company will indemnify each such individual to the extent provided therein, for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such individual becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, to which such individual is or may be made a party by reason of his position as a director, officer, employee or other agent of the Company, and otherwise as may be provided to such individual by the Company under the non-exclusivity provisions of the Delaware General Corporation Law and the Company's Bylaws.

   All transactions from January 4, 1998 to the present between the Company and any current executive officer or director have been approved by a majority of the disinterested members of the Company's Board of Directors.

                                 OTHER MATTERS

SOLICITATION

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company and by Georgeson & Company, Inc. ("Georgeson"). The Company has retained Georgeson to solicit proxies for a fee of approximately $8,500, plus a reasonable amount to cover expenses. No additional compensation will be paid to directors, officers or other regular employees for such services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's fiscal year ended January 2, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

STOCKHOLDER PROPOSALS

   From time to time, stockholders of the Company submit proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, certain stockholder proposals may be eligible for inclusion in the Company's proxy statement and form of proxy in connection with the Company's 2000 Annual Meeting of Stockholders. Such stockholder proposals must be submitted in writing to the Secretary of the Company no later than January 26, 2000, in order to be included in the proxy statement and form of proxy relating to the Company's 2000 Annual Meeting of Stockholders. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement and form of proxy.

   Alternatively, under the Company's Bylaws, any nominations or proposals which the stockholder does not seek to include in the Company's proxy statement and form of proxy pursuant to Rule 14a-8 must be submitted in writing to the Secretary of the Company no later than April 2, 2000, nor earlier than March 3, 2000, and must otherwise satisfy the requirements of the Company's Bylaws. If the date of the 2000 Annual Meeting of Stockholders changes by more than 30 days from the date of the 1999 Annual Meeting, such stockholder proposals or nominations must be submitted in writing to the Secretary of the Company no later than 10 days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

May 25, 1999

   COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, SAN JOSE, CALIFORNIA 95134.

                          CADENCE DESIGN SYSTEMS, INC.

                        1995 DIRECTORS STOCK OPTION PLAN

1. Purpose.

   (a) The purpose of the 1995 Directors Stock Option Plan (the "Plan") is to provide a means by which each director of Cadence Design Systems, Inc., a Delaware corporation (the "Company"), who is not otherwise at the time of grant an employee of the Company or of any Affiliate of the Company (each such person being hereafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company through the grant of options.

   (b) The word "Affiliate" as used in the Plan means any corporation or other entity which is controlled by the Company, which controls the Company, or which is under common control with the Company.

   (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

   (d) No option granted under the Plan is intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2. Administration.

   (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in section 2(c).

   (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to construe, interpret and administer the Plan and options granted under the Plan, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any option, in a manner and to the extent it shall deem necessary or desirable to make the Plan fully effective. All decisions of the Board on such matters shall be final, binding and conclusive on all persons having an interest in such decision.

   (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3. Shares Subject To The Plan.

   (a) The number of shares of the Company's $.01 par value common stock (the "Common Stock") that may be sold pursuant to options granted under the Plan shall initially not exceed in the aggregate one million three hundred fifty thousand (1,350,000) shares of Common Stock, and shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with the 2000 calendar year and ending with and including the 2002 calendar year, by an additional two hundred thousand (200,000) shares of Common Stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for issuance under the Plan. The number of shares of Common Stock authorized for issuance under the Plan shall be subject to and adjusted by the provisions of Section 10 relating to adjustments in the capital structure of the Company.

   (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4. Eligibility.

   Options shall be granted only to Non-Employee Directors of the Company.

5. Non-Discretionary Grants.

   (a) Each person who first becomes a Non-Employee Director after October 3, 1995 shall automatically be granted an option to purchase shares of the Common Stock on the terms and conditions set forth herein. Prior to May 15, 1997 the number of shares of the Common Stock which shall be subject to an option granted pursuant to this section 5(a) shall be equal to seven thousand five hundred (7,500) multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first July 1 occurring after the date such person becomes a director of the Company. On and after May 15, 1997 and prior to October 19, 1997 the number of shares of the Common Stock which shall be subject to an option granted pursuant to this section 5(a) shall be equal to seven thousand five hundred (7,500) multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first April 1 occurring after the date such person becomes a director of the Company. On and after October 19, 1997 the number of shares of the Common Stock which shall be subject to an option granted pursuant to this section 5(a) shall be equal to five thousand six hundred twenty-five (5,625) multiplied by the number of calendar quarters occurring between the date on which such person begins serving as a director of the Company and the first April 1 occurring after the date such person becomes a director of the Company. If a person becomes a Non-Employee Director during a calendar quarter, he or she shall be treated as serving as a director of the Company for the entire such calendar quarter only if he or she becomes a Non-Employee Director during the first half of such calendar quarter.

   (b) On July 1, 1996 each person who on that date is then a Non-Employee Director shall automatically be granted an annual option to purchase thirty thousand (30,000) shares of Common Stock on the terms and conditions set forth herein. On July 1, 1997 each person who on that date is then a Non-Employee Director shall automatically be granted an annual option to purchase twenty-two thousand five hundred (22,500) shares of Common Stock on the terms and conditions set forth herein. On April 1 of each year, commencing with April 1, 1998, each person who on that date is then a Non-Employee Director shall automatically be granted an annual option to purchase twenty-two thousand five hundred (22,500) shares of Common Stock on the terms and conditions set forth herein. If the Non-Employee Director is an "Active Board Member" on the date the annual option is granted but is not then serving as the Chairman of the Board, then such director shall automatically be granted an option to purchase
(i) an additional eleven thousand two hundred fifty (11,250) shares of Common Stock on the terms and conditions set forth herein if the annual option is granted on July 1, 1997, (ii) an additional fifteen thousand (15,000) shares of Common Stock on the terms and conditions set forth herein on each annual option grant date occurring before October 19, 1997, and (iii) an additional eleven thousand two hundred fifty (11,250) shares of Common Stock on the terms and conditions set forth herein on each annual option grant date occurring on or after October 19, 1997. If the Non-Employee Director is serving as the Chairman of the Board on the date the annual option is granted, then such director shall automatically be granted an option to purchase (i) an additional twenty-two thousand five hundred (22,500) shares of Common Stock on the terms and conditions set forth herein if the annual option is granted on July 1, 1997,
(ii) an
additional thirty thousand (30,000) shares of Common Stock on the terms and conditions set forth herein on each annual option grant date occurring before October 19, 1997, and (iii) an additional twenty-two thousand five hundred (22,500) shares of Common Stock on the terms and conditions set forth herein on each annual option grant date occurring on or after October 19, 1997. An "Active Board Member" shall be defined as a Non-Employee Director who is the chairman of one committee of the Board and is serving as a member of at least one additional committee of the Board.

   (c) In addition to the other options specified in section 5, each Non-Employee Director who serves on the Venture Committee of the Board on or after October 3, 1995 shall be granted one (but no more than one) Venture Committee membership option as follows, and each Non-Employee Director who serves as chairman of the Venture Committee of the Board on or after October 3, 1995 shall be granted, in addition to the one-time Venture Committee membership option, one (but no more than one) Venture Committee chairman's option as follows:

     (i) Each Non-Employee Director who on October 3, 1995 is serving as a member of the Venture Committee of the Board shall automatically receive on October 3, 1995 a Venture Committee membership option to purchase forty-five thousand (45,000) shares of Common Stock on the terms and conditions set forth herein.

     (ii) The Non-Employee Director who on October 3, 1995 is serving as the chairman of the Venture Committee of the Board shall automatically receive on October 3, 1995 a Venture Committee chairman's option to purchase an additional forty-five thousand (45,000) shares of Common Stock on the terms and conditions set forth herein.

     (iii) Each Non-Employee Director who is selected for the first time to serve on the Venture Committee after October 3, 1995 but before October 19, 1997 automatically shall, upon the date of his or her initial selection to serve on the Venture Committee, be granted a Venture Committee membership option to purchase forty-five thousand (45,000) shares of Common Stock on the terms and conditions set forth herein.

     (iv) Each Non-Employee Director who is selected for the first time to serve on the Venture Committee on or after October 19, 1997 automatically shall, upon the date of his or her initial selection to serve on the Venture Committee, be granted a Venture Committee membership option to purchase thirty-three thousand seven hundred fifty (33,750) shares of Common Stock on the terms and conditions set forth herein.

     (v) Each Non-Employee Director who is selected for the first time to serve as the chairman of the Venture Committee after October 3, 1995 but before October 19, 1997 automatically shall, upon the date of his or her initial selection to serve as the chairman of the Venture Committee, be granted a Venture Committee chairman's option to purchase an additional forty-five thousand (45,000) shares of Common Stock on the terms and conditions set forth herein.

     (vi) Each Non-Employee Director who is selected for the first time to serve as the chairman of the Venture Committee after October 19, 1997 automatically shall, upon the date of his or her initial selection to serve as the chairman of the Venture Committee, be granted a Venture Committee chairman's option to purchase an additional thirty-three thousand seven hundred fifty (33,750) shares of Common Stock on the terms and conditions set forth herein.

   The Venture Committee options provided under this section 5(c) are not subject to adjustment as provided in section 5(a).

   (d) (i) Subject to section 5(d)(iii), on January 30, 1996 and January 30, 1997 each Non-Employee Director who on that date is then serving as the Chairman of the Board and has completed five (5) years of service as the Chairman of the Board shall automatically receive an option to purchase one hundred thirty-five thousand (135,000) shares of Common Stock on the terms and conditions set forth herein.

     (ii) Subject to section 5(d)(iii), on January 30 of each year, commencing with January 30, 1998, each Non-Employee Director who on that date is then serving as the Chairman of the Board and has completed five (5) years of service as the Chairman of the Board shall automatically receive an option to purchase one hundred one thousand two hundred fifty (101,250) shares of Common Stock on the terms and conditions set forth herein.

     (iii) No Non-Employee Director shall receive more than one grant under section 5(d).

   (e) If an option would otherwise automatically be granted on or after October 3, 1995 to a Non-Employee Director under the terms of the Company's 1993 Directors Option Plan (the "1993 Directors Plan"), but cannot be granted in full because there are insufficient shares of Common Stock remaining in the share reserve for the 1993 Directors Plan which neither have been issued nor are then subject to the term of an outstanding option previously granted under the 1993 Directors Plan, then an option shall automatically be granted on the same date to such Non-Employee Director on the terms and conditions set forth herein. The number of shares of Common Stock which shall be subject to such an option shall be that number of shares which would otherwise have been subject to the option granted under the 1993 Directors Plan on the same date, but as to which such an option may not be granted under the 1993 Directors Plan to such Non-Employee Director solely because of the lack of sufficient uncommitted shares in the share reserve of the 1993 Directors Plan as described above.

6. Option Provisions.

   Each option shall be subject to the following terms and conditions:

   (a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ten (10) years from the date of grant (the "Expiration Date"). In any and all circumstances, an option may be exercised only as to no more than that number of shares as to which it is exercisable at the time in question under the provisions of section 6(e).

   (b) The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted. The "fair market value" of the Common Stock shall be the mean average of the closing price of the Company's common stock for each of the last twenty trading days prior to the date of the grant of the option on the national securities exchange, national market system or other trading market on which the Company's common stock has the highest average trading volume.

   (c) The optionholder may elect to make payment of the exercise price under one of the following alternatives:

     (i) Payment of the exercise price per share in cash (by check) at the time of exercise; or

     (ii) Provided that at the time of the exercise the Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of Common Stock already owned by the optionholder for the period required to avoid a charge to the Company's reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at its fair market value on the last day on which the Common Stock was actively traded preceding the date of exercise;

     (iii) Payment by the delivery of the optionholder's full recourse promissory note on such terms as may be determined by the Board which are not inconsistent with the terms of the Plan; or

     (iv) Payment by a combination of the methods of payment specified in sections 6(c)(i) through 6(c)(iii) above.

   For purposes of section 6(c)(ii), the "fair market value" of Common Stock shall be the closing price of such stock on the last trading day preceding the date of delivery of such Common Stock to the Company on the national securities exchange, national market system or other trading market on which the Common Stock has the highest average trading volume. If the optionholder uses a promissory note as partial payment of the exercise price pursuant to section 6(c)(iii), then such principal amount of such note may not exceed the maximum amount permitted by law (including but not limited to the limitation under the Delaware General Corporation Law that the par value of shares of stock may not be paid with a promissory note) and interest shall be compounded at least annually and shall be charged at no less than the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the terms of such promissory note.

   Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company either prior to the issuance of shares of the Company's common stock or pursuant to the terms of irrevocable instructions issued by the optionholder prior to the issuance of shares of the Company's common stock.

   (d) Except as otherwise expressly provided in an optionholder's option agreement, an option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionholder, shall thereafter be entitled to exercise the option.

     (e) (i) An option granted pursuant to section 5(a) or 5(b) prior to July 1, 1997 shall vest and become exercisable in full on the first June 30 following the grant of such option; provided, however, the optionholder has continuously served in the same capacity which entitled him or her to the grant of such option from the date of grant until and including the next following June 30.

     (ii) An option granted pursuant to section 5(a) or 5(b) on or after July 1, 1997 shall vest and become exercisable in full on the first March 31 following the grant of such option; provided, however, the optionholder has continuously served in the same capacity which entitled him or her to the grant of such option from the date of grant until and including the next following March 31.

     (iii) An option granted pursuant to section 5(c), 5(d) or 5(e) shall become exercisable in installments over a period of three years from the date of grant at the rate of one-third (1/3rd) of the total number of shares subject to such option upon the first anniversary of the date of grant and subsequently at the rate of one thirty-sixth (1/36th) of the total number of shares subject to the option a month, in twenty-four (24) equal monthly installments; provided, however, that the optionholder has, during the entire period from the grant date to such vesting date, continuously served in the same capacity which entitled him or her to the grant of such option, whereupon such option shall become fully exercisable in accordance with its terms with respect to that portion of the shares represented by that installment.

   (f) The Company may require any optionholder, or any person to whom an option is transferred under section 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionholder's knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may require any optionholder to provide such other representations, written assurances or information which the Company shall determine is necessary, desirable or appropriate to comply with applicable securities laws as a condition of granting an option to the optionholder or permitting the optionholder to exercise the option. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

   (g) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7. Covenants Of The Company.

   (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of the Common Stock required to satisfy such options.

   (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8. Use Of Proceeds From Stock.

   Proceeds from the sale of Common Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9. Miscellaneous.

   (a) Neither an optionholder nor any person to whom an option is transferred under section 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

   (b) Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the stockholders of the Company provided for in the Bylaws of the Company and such other information regarding the Company as the holder of such option may request under applicable law.

   (c) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate in any capacity or shall affect any right of the Company, its Board or stockholders or any Affiliate to remove any Non-Employee Director pursuant to the Company's Bylaws and the provisions of the Delaware General Corporation Law (or the laws of the Company's state of incorporation should that change in the future).

   (d) No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

   (e) In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

   (f) The size of the Plan's share reserve set forth in section 3, the size of individual option grants described in section 5, and all other references in the Plan to specific numbers of shares of the Common Stock reflect and have taken into account (i) the Company's three-for-two (3:2) stock dividends effective as of October 31, 1995 and May 31, 1996, including all options granted under the Plan prior to May 31, 1996 and (ii) the Company's two-for-one (2:1) stock dividend effective as of November 14, 1997, including all options granted under the Plan prior to November 14, 1997.

10. Adjustments Upon Changes In Stock.

   (a) If any change is made in the Common Stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and exercise price per share of stock subject to outstanding options. Such adjustments shall be made by the Board, the determination of which shall be final, binding, and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.") No adjustment shall result in the creation of a fractional share of stock or in an exercise price per share of stock expressed in units of less than one cent ($.01).

   (b) In the event of the occurrence of a Change in Control, to the extent not prohibited by applicable law, the time during which options outstanding under the Plan may be exercised shall be accelerated by the Board to a time prior to or as of the occurrence of such event and the options terminated if not exercised by the time specified by the Board, which in any event shall be after the effective time of such acceleration. If the Board fails to specify a time for acceleration of outstanding options and/or termination of outstanding options, then the time during which options outstanding under the Plan may be exercised shall be accelerated to a time immediately preceding the occurrence of the Change in Control, and the options terminated if not exercised prior to or upon the occurrence of a Change in Control defined in section 10(b)(i) or section 10(b)(iii) or within three (3) months following the occurrence of a Change in Control defined in section 10(b)(ii), section 10(b)(iv), or section 10(b)(v).

   For purposes of the Plan, a "Change in Control" means the happening of any of the following events:

     (i) A dissolution or liquidation of the Company.

     (ii) A sale of all or substantially all of the assets of the Company.

     (iii) Either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the reverse merger. For purposes of this section 10(b)(iii), any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction.

     (iv) An acquisition by any person, entity or group within the meaning of
  Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors.

     (v) The individuals who, as of the date immediately following the Company's 1999 Annual Meeting of Stockholders, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, however, that no individual shall be considered a member of the Incumbent Board if the individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

11. Amendment Of The Plan.

   (a) The Board at any time, and from time to time, may amend the Plan and/or some or all outstanding options granted under the Plan. Except as provided in section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company where the amendment would:

     (i) Increase the number of shares which may be issued under the Plan;

     (ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3); or

     (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3 or any securities exchange or other trading market on which the Common Stock is actively traded.

   (b) Rights and obligations under any option granted before any amendment of the Plan or of the terms of such option shall not be impaired by such amendment unless (i) the Company requests the consent of the person holding the option, and (ii) such person consents in writing.

12. Termination Or Suspension Of The Plan.

   (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the date that all of the shares of the Company's Common Stock have been issued. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

   (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the holder of the option.

13. Effective Date Of Amended and Restated Plan.

   The Plan, in the form as amended and restated herein, shall become effective upon approval by the stockholders of the Company.

PROXY                                                                      PROXY

                         Cadence Design Systems, Inc.
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 1, 1999

  The undersigned hereby appoints H. Raymond Bingham and R.L. Smith McKeithen, or either of them, each with power of substitution, to attend and to represent the undersigned at the Annual Meeting of Stockholders of Cadence Design Systems, Inc. (the "Company") to be held at Cadence Design Systems, Inc., 2655 Seely Avenue, San Jose, California, on July 1, 1999 at 10:00 a.m. local time and any continuation or adjournment thereof, and to vote the number of shares of stock of the Company the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

  THE SHARES WILL BE VOTED AS DIRECTED ON REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 and 4. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION.


               (Continued and to be signed on reverse side)

                         CADENCE DESIGN SYSTEMS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1.  ELECTION OF DIRECTORS                                                  For    Withhold   For All
    Nominees: Carol A. Bartz, H. Raymond Bingham,                          All       All      Except
    Leonard Y.W. Liu, Donald L. Lucas, Alberto Sangiovanni-Vincentelli,    [_]       [_]       [_]
    George M. Scalise, John B. Shoven and Roger B. Siboni.
    (INSTRUCTION: To withhold authority to vote for any individual nomi-
    nee, write that nominee's name in the space provided below)

    _____________________________________
    (Except nominees written above)


2.  Approval of the amendments to the Company's                            For    Against    Abstain
    1995 Directors Stock Option Plan.                                      [_]      [_]        [_]


3.  Approval of the amendments to the Company's                            For    Against    Abstain
    Employee Stock Purchase Plan.                                          [_]      [_]        [_]



4.  Ratification of selection of Arthur Andersen                           For    Against    Abstain
    LLP, as independent auditors of the Company                            [_]      [_]        [_]
    for the fiscal year ending January 1, 2000.


Such other business as may properly come before the meeting or any adjournment thereof.
The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report on Form 10-K for the year ending January 2, 1999.

Dated: ______________________________________________, 1999

Signature(s):
              _____________________________________________

              _____________________________________________
Please sign exactly as your name appears on your stock cer-tificate.


                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

              PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT
                           IN THE ENCLOSED ENVELOPE.